Exhibit 3.4B

FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

OXFORD RESOURCE PARTNERS, LP

This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF OXFORD RESOURCE PARTNERS, LP (this “Amendment”) is executed as of March 12, 2014 (the “Execution Date”) to be effective as of June 24, 2013 (the “Effective Date”) by Oxford Resources GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of Oxford Resource Partners, LP, a Delaware limited partnership (the “Partnership”), and the Holders (as defined in this Amendment). Capitalized terms used but not defined herein shall have the meanings given them in the Partnership Agreement (as defined below).

WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP dated as of July 19, 2010 (the “Partnership Agreement”);

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities and options, rights, warrants, restricted units and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(c)(i) of the Partnership Agreement provides that the General Partner shall take all actions that it determines to be necessary or appropriate in connection with each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, Section 5.6(c) of the Partnership Agreement provides that the General Partner is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement that the General Partner determines does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests;

WHEREAS, Section 13.1(d)(ii)(A) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement that the General Partner determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act);

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, as of the Effective Date, the General Partner, Tennenbaum Opportunities Partners V, LP (“Tennenbaum V”), Tennenbaum Opportunities Fund VI, LLC (“Tennenbaum VI”), A 544 Acquisition LLC and A 544 Acquisition-B LLC executed a First Amendment to Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP (the “Original First Amendment”);

WHEREAS, the Original First Amendment incorrectly designated each of the Holder Subordinated Unit Warrants (as defined below) as a Warrant Exercised Unit (as defined below) when each of them should have been designated as a Noncompensatory Option (as defined below);

WHEREAS, subsequent to the execution of the Original First Amendment, the Partnership, the General Partner, Tennenbaum V, Tennenbaum VI, Oxford Resource Holdings, LLC and Oxford Resource Holdings II, LLC (“Oxford Holdings II”) entered into that certain Warrant Issuance Agreement Corrective Instrument effective as of the Effective Date (the “Corrective Instrument”) to correct and clarify that (i) Tennenbaum VI was incorrectly designated by the Warrant Agreement (as defined below) as a holder of Holder Common Unit Warrants (as defined below) and a holder of Holder Subordinated Unit Warrants; and (ii) Oxford Holdings II should have been designated by the Warrant Agreement as a holder of Holder Common Unit Warrants and a holder of Holder Subordinated Unit Warrants; and

WHEREAS, the General Partner, pursuant to its authority under Sections 13.1(d)(i), 13.1(d)(ii)(A) and 13.1(g) of the Partnership Agreement, has made the determinations required thereby and accordingly is effecting this Amendment to (i) provide for the issuance of (a) the Holder Common Unit Warrants and (b) the Holder Subordinated Unit Warrants; (ii) correct, clarify, supersede and replace in its entirety the Original First Amendment; (iii) account for and implement the Corrective Instrument; and (iv) provide for such other matters as are provided for herein;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A.     Amendment. The Partnership Agreement is hereby amended as follows:

1.     Section 1.1 is hereby amended by restating in its entirety the following definition:

“Capital Contribution” means (a) with respect to any Partner, any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership (including, (i) in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions, (ii) in the case of any Penny Warrants, (A) the amount that the holder paid to the Partnership for the Penny Warrants upon the issuance thereof and (B) the exercise price paid by the holder of such Penny Warrants upon the exercise thereof, and (iii) in the case of any exercise of a Noncompensatory Option, (A) the amount that the holder paid to the Partnership for the issuance of such Noncompensatory Option and (B) the exercise price paid by the holder of such Noncompensatory Option upon the exercise thereof) or (b) with respect to the General Partner only, (i) distributions of cash that the General Partner is entitled to receive but otherwise waives such that the Partnership retains such cash or (ii) Common Units that the General Partner contributes to the Partnership.

2.     Section 1.1 is hereby amended further by adding thereto in the appropriate place alphabetically the following new definitions:

“Applicable Common Unit Ratio” means, with respect to a Holder, a percentage, the numerator of which is the number of Common Units subject to the Holder Common Unit Warrant held by such Holder and the denominator of which is the number of Common Units subject to all Holder Common Unit Warrants.

“Applicable Subordinated Unit Ratio” means, with respect to a Holder, a percentage, the numerator of which is the number of Subordinated Units subject to the Holder Subordinated Unit Warrant held by such Holder and the denominator of which is the number of Subordinated Units subject to all Holder Subordinated Unit Warrants.

“Common Unit Warrants Purchase Price” means the amount that a Holder is deemed to have paid for the Holder Common Unit Warrant held by such Holder as determined by multiplying the fair market value allocated to the Holder Common Unit Warrants pursuant to Section 1(b) of the Warrant Agreement by such Holder’s Applicable Common Unit Ratio.

“Corrective Instrument” means that certain Warrant Issuance Agreement Corrective Instrument entered into effective as of the Effective Date by the Partnership, the General Partner, Tennenbaum V, Tennenbaum Opportunities Fund VI, LLC, Oxford Resource Holdings, LLC and Oxford Holdings II.

“General Partner Unit Warrants Purchase Price” means the amount that a Holder is deemed to have paid for the Holder General Partner Unit Warrant held by such Holder as determined by multiplying the fair market value allocated to the Holder General Partner Unit Warrants pursuant to Section 1(b) of the Warrant Agreement by such Holder’s Applicable General Partner Unit Ratio.

“General Partner Warrants” means the warrants issued to the Holders (or their affiliates) in connection with the Warrant Agreement that are exercisable for Class B Units of Oxford Resources GP.

“Holder Common Unit Warrants” means any warrants issued to the Holders (or their affiliates) in connection with the Warrant Agreement that are exercisable for Common Units.

“Holder Subordinated Unit Warrants” means any warrants issued to the Holders (or their affiliates) in connection with the Warrant Agreement that are exercisable for Subordinated Units.

“Holders” means Tennenbaum V, Oxford Holdings II, A 544 Acquisition LLC and A 544 Acquisition-B LLC.

“Holder Warrants” means the Holder Common Unit Warrants and the Holder Subordinated Unit Warrants.

“Holder Warrants Effective Date” means June 24, 2013.

“Noncompensatory Option” means a “noncompensatory option” within the meaning of Treasury Regulation Sections 1.721-2(f) and 1.761-3(b)(2) issued by the Partnership which, as of the date such option is issued by the Partnership, is not treated as a partnership interest pursuant to Treasury Regulation Section 1.761-3(a).

“Oxford Holdings II” means Oxford Resource Holdings II, LLC.

“Penny Warrants” means the Holder Common Unit Warrants which have an exercise price of one cent ($0.01) or an otherwise nominal exercise price.

“Second Lien Financing Agreement” means that certain Financing Agreement, dated as of June 24, 2013, by and among Oxford Mining Company, LLC, a wholly owned subsidiary of the Partnership, as borrower, the lenders signatory thereto, and Obsidian Agency Services, Inc. as the administrative agent.

“Subordinated Unit Warrants Purchase Price” means the amount that a Holder is deemed to have paid for the Holder Subordinated Unit Warrant held by such Holder as determined by multiplying the fair market value allocated to the Holder Subordinated Unit Warrants pursuant to Section 1(b) of the Warrant Agreement by such Holder’s Applicable Subordinated Unit Ratio.

“Tennenbaum V” means Tennenbaum Opportunities Partners V, LP.

“Treasury Regulation” means any income tax regulation under the Code, whether such regulation is in proposed, temporary or final form, as such regulation may be amended from time to time (including corresponding provisions of any succeeding regulation).

“Warrant Agreement” means that certain Warrant Issuance Agreement, executed to be effective as of the Effective Date, to which the Partnership is a party, as clarified and corrected by the Corrective Instrument.

“Warrant Exercised Common Unit” means (a) any Common Unit issued by the Partnership upon the exercise of a Holder Common Unit Warrant and (b) any Penny Warrant issued by the Partnership to the Holders (or their affiliates) in connection with the Warrant Agreement that are exercisable for Common Units.

“Warrant Exercised Subordinated Unit” means any Subordinated Unit issued by the Partnership upon the exercise of a Holder Subordinated Unit Warrant.

“Warrant Exercised Unit” means any Warrant Exercised Common Unit or Warrant Exercised Subordinated Unit, as applicable.

3.     Section 5.5(d)(i) is hereby amended by restating it in its entirety to read as follows:

(d)(i)     In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on: (A) an issuance of additional Partnership Interests for cash or Contributed Property, (B) the issuance of Partnership Interests as consideration for the provision of services, (C) the issuance by the Partnership of a Noncompensatory Option, or (D) the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the liquidation of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and the General Partner shall make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value, as so adjusted, among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

4.     Article V is hereby amended by adding thereto the following new Section 5.5(d)(iii):

(d)(iii)     In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the exercise of any Noncompensatory Option, the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if (A) such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such exercise, and (B) (1) first, all Unrealized Gain had been allocated pro rata to the Partners holding Warrant Exercised Units until the Capital Account of each such Partner with respect to each such Warrant Exercised Unit equals the Per Unit Capital Amount of a Common Unit, and (2) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the liquidation of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately after the exercise of such Noncompensatory Option shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and the General Partner shall make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value, as so adjusted, for individual properties. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Warrant Exercised Unit received upon the exercise of any Noncompensatory Option is less than the Per Unit Capital Amount of a Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than such Warrant Exercised Common Units) and Partners holding such Warrant Exercised Units so as to cause the Capital Account of each Partner holding such Warrant Exercised Units to equal, on a per unit basis with respect to each such Warrant Exercised Unit, the Per Unit Capital Amount of a Common Unit. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), if Capital Account balances are reallocated pursuant to the immediately preceding sentence, the Partnership shall make corrective allocations so as to take into account the reallocation of Capital Account balances as provided in Treasury Regulation Section 1.704-1(b)(4)(x).

5.     Article V is hereby amended by adding thereto the following new Section 5.12:

Section 5.12      Treatment of Holder Warrants.

(a)     All Penny Warrants shall be treated as Warrant Exercised Units from the date of issuance and, for the avoidance of all doubt, Articles IV, V, VI, VII, VIII, IX, X, XI, XII and XIII of this Agreement shall be interpreted accordingly as necessary to ensure that allocations, distributions, capital accounts, tax reporting and tax elections are all undertaken by the Partnership in a manner consistent with such treatment.

(b)     Each of the Holder Subordinated Unit Warrants shall be treated as a Noncompensatory Option as of and after the Holder Warrants Effective Date.

6.     Article V is hereby further amended by adding thereto the following new Section 5.13:

Section 5.13     Capital Contribution by Holders of Warrant Exercised Units and Oxford Resources GP.

(a)     As of the date of the Company’s issuance of the Holder Common Unit Warrants, each Holder of the Warrant Exercised Common Units shall, for all purposes of this Agreement, be treated as having made a Capital Contribution to the Partnership in an amount equal to such Holder’s Common Unit Warrants Purchase Price.

(b)     As of the date of the Company’s issuance of Warrant Exercised Subordinated Units, each Holder of the Warrant Exercised Subordinated Units shall, for all purposes of this Agreement, be treated as having made a Capital Contribution to the Partnership in an amount equal to such Holder’s Subordinated Unit Warrants Purchase Price.

(c)     As of the date of Oxford Resources GP’s issuance of the General Partner Warrants, Oxford Resources GP shall, for all purposes of this Agreement, be treated as having made a Capital Contribution to the Partnership in an amount equal to the General Partner Warrants Purchase Price.

7.     Section 13.3 is hereby amended by adding the following subsection (f) at the end thereof:

(f)     Notwithstanding anything herein to the contrary, no amendment shall be effective that (i) enlarges the obligations of any holder of Holder Warrants (whether as a holder of Holder Warrants or Warrant Exercised Units) without the prior approval of the holders of a majority of the Warrant Exercised Units issuable upon exercise of the Holder Warrants, (ii) affects the holders of Common Unit Holder Warrants in a manner disproportionately and adversely as compared to the holders of Common Units without the prior approval of the holders of a majority of the Warrant Exercised Common Units issuable upon exercise of the Holder Common Unit Warrants or (iii) affects the holders of Subordinated Unit Holder Warrants in a manner disproportionately and adversely as compared to the holders of Subordinated Units without the prior approval of the holders of a majority of the Warrant Exercised Subordinated Units issuable upon exercise of the Holder Subordinated Unit Warrants.

8.     Article XVI is hereby amended by adding thereto the following new Section 16.14:

Section 16.14     Holders

The Holders shall, from and after the Holder Warrants Effective Date, be parties to this Agreement, bound by the terms and conditions hereof and entitled to their rights, subject to their obligations, set forth herein.

B.     Loan Document Acknowledgments and Agreements. The General Partner on behalf of the Partnership hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” as such term is defined in the Second Lien Financing Agreement, and that accordingly (1) it is an Event of Default (a) pursuant to Section 9.01(b) of the Second Lien Financing Agreement if any representation or warranty made by the Partnership under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made and/or (b) pursuant to Section 9.01(d) of the Second Lien Financing Agreement if the Partnership shall fail to perform or observe any term, covenant or agreement contained in this Amendment and (2) pursuant to Section 12.04 of the Second Lien Financing Agreement, the Partnership is obligated to pay on demand all reasonable fees, costs and expenses of the Holders in connection with the preparation, execution and delivery of this Amendment.

C.     Effect of Amendment. This Amendment corrects, clarifies, supersedes and replaces in its entirety the Original First Amendment.

D.     Status of Partnership Agreement. Except as hereby amended by this Amendment, the Partnership Agreement shall remain in full force and effect.

E.     Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

F.     Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signatures on following pages]

IN WITNESS WHEREOF, this Amendment has been executed as of the Execution Date to be effective as of the Effective Date.

GENERAL PARTNER:

OXFORD RESOURCES GP, LLC

By:	/s/ Daniel M. Maher
Name:	Daniel M. Maher
Title:	Senior Vice President

IN WITNESS WHEREOF, this Amendment has been executed as of the Execution Date to be effective as of the Effective Date.

HOLDERS:

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

By:	Tennenbaum Capital Partners, LLC, its Investment Manager

By:	/s/ David Hollander
Name:	David Hollander
Title:	Managing Partner

IN WITNESS WHEREOF, this Amendment has been executed as of the Execution Date to be effective as of the Effective Date.

HOLDERS:

OXFORD RESOURCE HOLDINGS II, LLC

By:	Tennenbaum Opportunities Fund VI, LLC, its Member

By:	Tennenbaum Capital Partners, LLC, its Investment Manager

By:	/s/ David Hollander
Name:	David Hollander
Title:	Managing Partner

IN WITNESS WHEREOF, this Amendment has been executed as of the Execution Date to be effective as of the Effective Date.

HOLDERS:

A544 ACQUISITION LLC

By:	PIMCO Distressed Credit Fund, L.P., its managing member

By:	PIMCO GP VII, its general partner

By:	Pacific Investment Management Company LLC, its managing member

By:	/s/ Sai Devabhaktini
Name:	Sai Devabhaktini
Title:	Executive Vice President

IN WITNESS WHEREOF, this Amendment has been executed as of the Execution Date to be effective as of the Effective Date.

HOLDERS:

A544 ACQUISITION-B LLC

By:	PIMCO Distressed Credit Fund B, L.P., its managing member

By:	PIMCO GP VII, its general partner

By:	Pacific Investment Management Company LLC, its managing member

By:	/s/ Sai Devabhaktini
Name:	Sai Devabhaktini
Title:	Executive Vice President